Riviera Holdings Announces Three-For-One Stock Split & Strategic Plan

     LAS VEGAS, Feb. 15/PRNewswire-FirstCall/ -- Riviera Holdings Corporation (Amex: RIV), owner of the Riviera Hotel and Casino in Las Vegas and the Riviera Black Hawk in Black Hawk, Colorado, today announced that its Board of Directors has approved a three-for-one stock split of the Company's Common Stock. As a result of the stock split, shareholders will receive two additional shares of Common Stock for every share held on the record date of February 25, 2005 and payable on March 11, 2005. The stock split will increase the number of shares of the Company's Common Stock outstanding to approximately 11.9 million.

     William L. Westerman, Riviera Holdings' Chairman of the Board, said, "This stock split represents our commitment to increasing shareholder value and our belief in the future outlook of the Company. We expect that the increase in outstanding shares should improve the liquidity of our stock and serve to attract a broader spectrum of both institutional and individual investors.

     "Today, we also announced that we have requested our financial advisor, Jefferies & Company, Inc. to explore strategic alternatives to maximize shareholder value."

Safe  Harbor  Statement
     The forward-looking statements included in this news release, which reflect management's best judgment based on factors currently known to it, involve risks and uncertainties including the results of our strategic plan to maximize shareholder value, expansion and modernization objectives and timetables, hotel and casino market conditions, financing requirements, interest rates, regulatory approvals and other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Report on Form 10-K. Actual results may differ materially.

About Riviera Holdings
     Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk, Colorado. Riviera's stock is listed on the American Stock Exchange ("AMEX") under the symbol RIV. Informal discussions with AMEX staff indicate that the Company may meet the standards of AMEX policy Sec. 1003(a). According to that policy, AMEX will not normally consider suspending dealings in or delisting the securities of a company, which is below the earnings or net worth standards if the Company is in compliance with the following:

     (1) Total value of market capitalization of at least $50,000,000; or total assets and revenue of $50,000,000 each in its last fiscal year, or in two of its last three fiscal years; and
     (2) The company has at least 1,000,000 shares publicly held, a market value of publicly held shares of at least $15,000,000 and at least 400 round lot shareholders.

     If the Company's share price were to fall below approximately $5.50 (market capitalization for "publicly held shares" of $15 million) and the Company's shares were eventually delisted from AMEX, the marketability and liquidity of the Company's shares could be significantly reduced.

SOURCE Riviera
     Holdings Corporation -0- 02/15/2005 /CONTACT: Duane Krohn, Treasurer and CFO of Riviera Holdings Corporation, +1-702-794-9527, or fax, +1-702-794-9442, dkrohn@theriviera.com, or Investors, Betsy Truax of Skorpus Consulting, +1-208-241-3704, or fax, +1-208- 232-5317, etruax@aol.com, for Riviera Holdings
Corporation/ /Web site: http://www.theriviera.com / (RIV)